Exhibit 99.1

For Immediate Release

Contact: Alfred Merriweather

VP, Finance and CFO

650.210.1200

invrel@aclara.com

ACLARA ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

MOUNTAIN VIEW, Calif. –             , 2004 – ACLARA BioSciences (Nasdaq: ACLA), today reported financial results for the three and six months ended June 30, 2004.

Second Quarter 2004 Financial Results

Revenue for the three months ended June 30, 2004 was $515,000, compared to revenue for the three months ended June 30, 2003 of $405,000. For the first half of 2004, revenue was $1.1 million compared to $584,000 in the comparable prior year period.

Total operating expenses for the three months ended June 30, 2004 were $5.7 million, compared to $6.0 million in the comparable quarter of 2003. Included in expenses in the second quarter was $1.5 million in legal, financial advisory and accounting expenses related to the proposed merger with ViroLogic, Inc. Excluding these merger-related costs, our expenses in the second quarter were $4.2 million, a decrease of 29% from the second quarter of 2003 and a decrease of approximately $0.3 million, or 9%, from the first quarter of 2004.

Net loss for the three months ended June 30, 2004 was $4.9 million, or a loss of $0.13 per share, compared to a net loss of $5.1 million, or $0.14 per share in the second quarter of 2003. For the first six months of 2004, the net loss was $8.6 million, or a loss of $0.24 per share, compared to a net loss of $11.4 million, or a loss of $0.32 per share, for the first six months of 2003.

Excluding merger-related expenses and reflecting the Company’s improved revenue and continued expense control efforts, net loss for the three months ended June 30, 2004 was $3.4 million, or a loss of $0.09 per share, a decrease of 34% from the second quarter of 2003 and a decrease of approximately $0.3 million, or 9%, from the first quarter of 2004.

Total cash resources, comprising cash, cash equivalents and marketable investments, were $81.9 million at June 30, 2004. The reduction in these balances during the second quarter was $3.4 million. Essentially none of the merger-related expenses were paid in the quarter.

Business Progress

Recent progress in ACLARA’s business includes:

•	Proposed Merger with ViroLogic, Inc.: On June 1, we announced that we had signed a definitive merger agreement with ViroLogic. This proposed merger will combine ViroLogic’s established infrastructure and experience in commercializing technologies for personalized medicine in the HIV market with ACLARA’s technology applicable to the substantially larger cancer market. The merger is expected to be completed by the fourth quarter of 2004.

•	Clinical studies: We completed an agreement with the Tokyo Metropolitan Institute of Medical Science (TMIMS) to collaborate on a study to evaluate breast cancer patient samples to validate a previously completed feasibility experiment in which candidate biomarkers were detected with ACLARA’s proprietary eTag™ technology in a small set of tissue samples from patients treated with Genentech’s drug Herceptin® and chemotherapy.

•	ASCO: At the annual meeting of the American Society of Clinical Oncology, we introduced the potential for a personalized medicine approach in cancer based on our eTag technology to leading oncologists and cancer researchers. The enthusiasm generated there has aided in the recruitment of additional scientific advisors and clinical collaborators and we plan to leverage this increased visibility through participation in clinical studies related to targeted cancer therapies.

•	Scientific Advisory Board: Two internationally-renowned oncologists specialized in targeted cancer therapies, particularly those targeting the EGF receptor and HER-2 pathway, have recently joined our Scientific Advisory Board – Dr. Jose Baselga, and Dr. Roy Herbst.

“We are enthusiastic about our proposed merger with ViroLogic. We believe the merged company will have the infrastructure and experience to develop, launch and commercialize eTag assays for cancer diagnostics”, said Thomas G. Klopack, ACLARA Chief Executive Officer. “We are actively engaged with ViroLogic in developing plans for the integration of our companies and for introduction of products. As part of this product planning, we have continued to broaden the visibility of our eTag technology in the oncology community. In June at ASCO, we received an excellent reception from the leading physicians and scientists to whom we introduced the potential of the eTag System to directly measure the protein complexes and pathway activation status in patient samples that are targeted by cancer therapies. We are now working with many of these key opinion leaders and with our current collaborators to access existing sources of tissue samples on which clinical studies can be conducted.”

About ACLARA

ACLARA BioSciences, Inc. is commercializing its proprietary eTag Assay System for drug discovery research and to support preclinical and clinical development of specific targeted therapies. The eTag Assay System is a high performance, high throughput system for the simultaneous measurement of 10’s to 100’s of genes, proteins, and cell-based antigens across thousands of samples. The eTag platform makes it possible for researchers to measure multiple aspects of a complex biological system, enabling the study of gene expression, protein expression, cell signaling and pathway activation, protein-protein interaction, post-translational modifications and cell receptor binding - all in the same sample and with the same platform. The system uses ACLARA’s proprietary eTag reporters to multiplex the analysis of genes and/or proteins. Specific molecular binding events result in the release of electrophoretically distinct eTag reporters, which are then resolved by standard capillary electrophoresis to provide precise, sensitive quantitation of multiple analytes - directly from cell lysates of cultured or primary cells, as well as fresh and fixed tissue samples. More information on ACLARA can be obtained on the Company’s web site at www.aclara.com.

Forward-Looking Statements

All statements in this news release that are not historical, including statements with regard to our proposed merger with Virologic, Inc., are forward-looking statements. Such forward-looking statements are subject to factors that could cause actual results to differ materially for ACLARA from those projected. Those factors include the risks related to our proposed merger with Virologic, Inc., including the risk that the proposed merger may not be completed, and risks and uncertainties relating to the performance of our products, anticipated progress in commercialization of our eTag™ assay system; the potential for use of our eTag assays in clinical development programs; the potential for use of our

eTag assays as diagnostic tests; our ability to successfully conduct clinical studies and the results obtained from those studies; our ability to establish reliable, high-volume operations at commercially reasonable costs; expected reliance on a few customers for the majority of our revenues; actual market acceptance of our products and adoption of our technological approach and products by pharmaceutical and biotechnology companies; our estimate of the size of our markets; our estimates of the levels of demand for our products; our ability to develop organizational capabilities suitable for the further development and commercialization of our eTag assays; the ultimate validity and enforceability of our patent applications and patents; the possible infringement of the intellectual property of others; technological approaches of ACLARA and our competitors; and other risk factors identified in our Form 10-K for the fiscal year ended December 31, 2003, our Form 10-Q for the quarter ended March 31, 2004 and other public filings with the Securities and Exchange Commission.

In connection with ViroLogic’s proposed merger with ACLARA, ViroLogic has filed a registration statement on Form S-4 containing a joint proxy statement/prospectus and other relevant materials. INVESTORS AND SECURITY HOLDERS OF VIROLOGIC AND ACLARA ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER MATERIALS CONTAINED IN THE REGISTRATION STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT VIROLOGIC, ACLARA AND THE PROPOSED MERGER, INCLUDING, WITHOUT LIMITATION, RISKS RELATED TO THE PROPOSED MERGER AND THE COMBINED COMPANY. The registration statement and other documents filed with the SEC by ViroLogic or ACLARA may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by ViroLogic by directing a request to ViroLogic, Inc. 345 Oyster Point Blvd., South San Francisco, CA 94080, Attn: Investor Relations. Investors and security holders may also obtain free copies of the documents filed with the SEC by ACLARA and copies of the joint proxy statement/prospectus and related materials by contacting ACLARA BioSciences, Inc., 1288 Pear Avenue, Mountain View, CA 94043, Attn: Investor Relations.

Trademarks

ACLARA BioSciences is a registered trademark and eTag and the ACLARA logo are trademarks of ACLARA BioSciences, Inc. Herceptin is a registered trademark of Genentech, Inc.

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~Financial statements to follow~

ACLARA BIOSCIENCES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues	$515	$405	$1,112	$584

Costs and operating expenses:
Research and development	2,682	4,067	5,627	8,417
Selling, general and administrative	1,557	1,909	3,250	4,408
Merger related expenses	1,507	—	1,557	—

Total costs and operating expenses	5,746	5,976	10,434	12,825

Loss from operations	(5,231)	(5,571)	(9,322)	(12,241)
Interest income, net	352	430	702	870

Net loss	$(4,879)	$(5,141)	$(8,620)	$(11,371)

Net loss per common share, basic and diluted	$(0.13)	$(0.14)	$(0.24)	$(0.32)

Weighted average shares used in net loss per common share calculation, basic and diluted	36,218	35,566	36,107	35,506

Reconciliation of net loss to net loss excluding merger-related expenses:

Net loss	$(4,879)	$(5,141)	$(8,620)	$(11,371)

Merger-related expenses	1,507	—	1,557	—

Net loss excluding merger-related expenses	$(3,372)	$(5,141)	$(7,063)	$(11,371)

Net loss per common share, basic and diluted, excluding merger-related expenses	$(0.09)	$(0.14)	$(0.20)	$(0.32)

Management believes that this pro forma financial data supplements our GAAP financial statements by providing investors with additional information which allows them to have a more clear picture of the company’s core recurring operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. We believe that the pro forma information enhances the investors’ overall understanding of our financial performance and the comparability of the company’s operating results from period to period. Above, we have provided a reconciliation of the pro forma financial information that we are providing with the comparable financial information reported in accordance with GAAP for the given period.

ACLARA BIOSCIENCES, INC.

CONDENSED BALANCE SHEETS

(In Thousands, Except Share and Per Share Amounts)

(unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash, cash equivalents and marketable investments	$81,850	$88,396
Accounts receivable	145	272
Prepaid expenses and other current assets	842	345
Inventories	2,763	2,766

Total current assets	85,600	91,779
Property and equipment, net	5,155	5,877
Other assets, net	1,243	1,350

Total assets	$91,998	$99,006

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,126	$519
Accrued payroll and related expenses	1,062	983
Accrued expenses and other current liabilities	1,516	850
Deferred revenue	168	550
Current portion of loans payable	88	161

Total current liabilities	3,960	3,063

Loans payable, net of current portion	347	382
Deferred rent	484	467

Total liabilities	4,791	3,912

Stockholders’ equity:
Common stock, $0.001 par value:
Authorized 150,000,000 shares; Issued and outstanding: 36,316,857 shares at June 30, 2004 and 35,901,175 shares at December 31, 2003	37	37
Treasury stock at cost (900,000 shares at June 30, 2004 and at December 31, 2003)	(1,350)	(1,350)
Additional paid-in capital	260,531	259,379
Accumulated other comprehensive income	(365)	54
Accumulated deficit	(171,646)	(163,026)

Total stockholders’ equity	87,207	95,094

Total liabilities and stockholders’ equity	$91,998	$99,006